Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Portfolio Recovery Associates, Inc.:
We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Portfolio Recovery Associates, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated income statements, and statements of changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated February 27, 2009, on the consolidated financial statements refers to the Company’s adoption of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.
Our report dated February 27, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states that Portfolio Recovery Associates, Inc. acquired MuniServices, LLC (MuniServices) during 2008, and management excluded from its assessment of the effectiveness of Portfolio Recovery Associates, Inc.’s internal control over financial reporting as of December 31, 2008, MuniServices’ internal control over financial reporting associated with less than 5% of the total assets and total revenues reflected in the consolidated financial statements of the Company as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Portfolio Recovery Associates, Inc. also excluded an evaluation of the internal control over financial reporting of MuniServices.
/s/ KPMG LLP
Norfolk, Virginia
September 30, 2009